WASHINGTON MUTUAL INVESTORS FUND, INC.

                             ARTICLES SUPPLEMENTARY



     The undersigned, James H. Lemon, Jr., whose mailing address is 1101 Vermont Avenue, N.W., Washington, DC 20005, Chairman of the above-named Corporation, does hereby file these Supplementary Articles to the Corporation's Articles of Incorporation.


          FIRST: Article VI (a) of the Corporation's Articles of Incorporation, as amended, has been amended to read as follows:

               (a) The total number of shares of stock of all classes and series which the Corporation has authority to issue is four billion (4,000,000,000) shares of capital stock (par value $0.001 per share), amounting in aggregate par value to four million dollars ($4,000,000). All of the authorized shares of capital stock of the Corporation are classified as "common stock". The Board of Directors has further divided and reclassified the common stock of the Corporation into fourteen classes of shares, designated Class A, Class B, Class C, Class F, Class 529A, Class 529B, Class 529C, Class 529E, Class 529F, Class R-1, Class R-2, Class R-3, Class R-4 and Class R-5. The authorized shares of each such class of common stock shall consist of the sum of (x) the outstanding shares of that class and (y) one-fourteenth (1/14) of the authorized but unissued shares of all classes of common stock; provided however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class F, Class 529A, Class 529B, Class 529C, Class 529E, Class 529F, Class R-1, Class R-2, Class R-3, Class R-4 and Class R-5 shares of common stock shall not exceed the authorized number of shares of common stock (i.e., 4,000,000,000 shares until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law). The Board of Directors is hereby empowered to increase or decrease, from time to time, the total number of shares of capital stock or the number of shares of capital stock of any class or series that the Corporation shall have the authority to issue without any action by the shareholders.

          SECOND: Article VI (b) (5) has been amended to read as follows:

               5. On a business day no later than the fifteenth day of the first calendar month following the expiration of a 96-month period commencing on the first calendar month during which Class 529B shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class 529B shares purchased through the reinvestment of dividends or other distributions paid on all Class 529B shares held by such holder) shall automatically convert to Class 529A shares on the basis of the respective net asset values of the Class 529B shares and the Class 529A shares on the conversion date; provided however, that the Board of Directors, in its sole discretion, may suspend the conversion of Class 529B shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class 529B shares shall have the right to exchange from time to time any or all of such Class 529B shares held by such holder for Class 529A shares on the basis of the respective net asset values of the Class 529B shares and the Class 529A shares on the applicable exchange date and without the imposition of a sales charge or fee); and provided, further, that conversion (or exchange) of Class 529B shares represented by stock certificates shall be subject to tender of such certificates.

          THIRD:  Present  paragraph (b) (5) of Article VI has been redesignated
     (b)(6) and amended to read as follows:

               6. Subject to the foregoing provisions pertaining to the exchange rights of Class B, Class C and Class 529B, each class of shares of the Corporation may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.

          FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.

          FIFTH: The foregoing amendment to the Corporation's Articles of Incorporation does not increase the authorized capital stock of the Corporation.

          SIXTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and attested by its Secretary on this ____ day of December, 2001.


                             WASHINGTON MUTUAL INVESTORS FUND, INC.

                             By:   _______________________________

                                      James H. Lemon, Jr.
                                      Chairman of the Board


ATTEST:

By:
_________________________________
    Howard L. Kitzmiller
    Secretary


     The undersigned, Chairman of the Board of Washington Mutual Investors Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



_________________________________
  James H. Lemon, Jr.
  Chairman of the Board